INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                              				      PAGE

INDEPENDENT AUDITORS REPORT			 	                           2

CONSOLIDATED BALANCE SHEETS	                  		         3-4

CONSOLIDATED STATEMENTS OF OPERATIONS	                    	5

CONSOLIDATED STATEMENT OF CHANGES IN
  STOCKHOLDERS' EQUITY	                                   	6

CONSOLIDATED STATEMENTS OF CASH FLOWS	                   7-8

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS              9-22

INDEPENDENT AUDITORS REPORT

Board of Directors
FDN, Inc. and subsidiaries
Winter Park, Florida


We have audited the accompanying consolidated balance sheets of FDN, Inc. and subsidiaries as of December 31, 1999 and 1998 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the period from inception, August 5, 1998 through December 31, 1998 and the year ended December 31, 1999.
These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FDN, Inc. and subsidiaries as of December 31, 1999 and 1998 and the results of its operations and cash flows for the periods then ended in conformity with generally accepted accounting principles.





Lazar Levine & Felix LLP



New York, New York
March 3, 2000, except for
notes 2, 12,16B(i), 16B(iv)(b),
17B, 17D, and 17E dated
March 31, 2000 and notes 16B(iv)(a)
and 17C dated April 17, 2000

FDN, Inc. and subsidiaries
Consolidated Balance Sheets
As of December 31, 1999 and 1998

                                ASSETS

  	                                                       1999	          1998
CURRENT ASSETS
	Cash	                                                 $  80,482     $    457
	Accounts receivable -
  less allowance for doubtful accounts
  of $64,619		                                           244,129          -
	Accounts receivable - affiliates (Note 5)	              108,201 	      1,000
	Accounts receivable - factored - less allowance
  for doubtful accounts of $37,222 (Note 6)	             148,888 	        -
	Prepaid expenses and other current assets	               47,232 	     12,832

	Total Current Assets	                                   628,932 	     14,289

PROPERTY, PLANT AND EQUIPMENT
	Property, plant and equipment -
  net (Notes 3 and 13)	                                1,055,144 	     30,546

OTHER ASSETS
	Deferred charges and intangibles-
   net (Note 4)	                                       3,119,071 	        -
	Assets held for resale (Note 7)	                        385,000	         -
	Security deposits	                                        5,000 	        -

	Total Other Assets	                                   3,509,071 	        -

	Total Assets	                                         5,193,147 	   $ 44,835

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENT

FDN, Inc. and subsidiaries
Consolidated Balance Sheets
As of December 31, 1999 and 1998

                  LIABILITIES AND STOCKHOLDERS' EQUITY


     	                                                 1999	            1998
CURRENT LIABILITIES
	Notes payable (Note 12)	                     $   1,644,291 	   $        -
	Equipment loan payable (Note 7)	                   385,000              -
	Loans payable-  affiliate (Note 8)	                145,809 	         111,664
	Factoring payable (Note 6)	                         93,055 	            -
	Note payable - bank (Note 9)	                      212,000 	            -
	Capital lease obligations - current (Note 13)	      80,183 	            -
	Accounts payable (Note 16)	                      1,078,397	            7,340
	Loan payable - shareholder (Note 10)	               29,611	             -
	Payroll taxes payable (Note 11)	                   191,732 	            -
	Accrued liabilities	                                93,778 	            -

	Total Current Liabilities	                       3,953,856 	         119,004

LONG TERM LIABILITIES
	Notes payable - net of current portion
  (Note 12)	                                      5,301,766 	            -
	Capital lease obligations - net of current
  portion (Note 13)	                                419,179             	-

		Total Liabilities	                              9,674,801 	         119,004

COMMITMENTS AND CONTINGENCIES
  (Note 7, 9, 11 and 16)

STOCKHOLDERS' EQUITY (DEFICIT)
	Common stock, $0.001 par value,
 100,000,000 shares
	      authorized, 39,261,735 and
       32,881,409 shares issued and
	      outstanding for 1999 and 1998,
       respectively	                                39,261 	           32,881
	Additional paid in capital	                        24,589	            30,969
	Accumulated deficit	                           (4,545,504)	         (138,019)

Total Shareholders' Equity (Deficit)	           (4,481,654)          	(74,169)

Total Liabilities and Shareholders'
  Equity                                       $ 5,193,147 	       $   44,835


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FDN, Inc. and subsidiaries
Consolidated Statements of Operations
For The Period From Inception, August 5, 1998 Through December 31, 1998 and the Year Ended December 31, 1999

			                                              1999	                   1998
Sales Revenue:
	Net Revenues	                           $   1,187,643 	       $           -

	Total Sales Revenue	                        1,187,643                     -

Cost of Sales:
	Cost of goods sold	                           801,854 	                   -

		Gross Profit	                                385,789                    	-

Operating Expenses:
	Selling, general and administrative
  expenses	                                  3,618,413 	              137,801

		Loss from Operations	                     (3,232,624)	             (137,801)

Other Income/Expenses:
	Loss on stolen equipment	                      46,084                     	-
	Interest expense	                             226,504                   	218

Total Other Expenses	                          272,588 	                  218

Loss Before Provision for Income Taxes	     (3,505,212)	             (138,019)

Income Taxes (Note 15)
	Income taxes - currently payable 	              -	                        -
	Income taxes - deferred	                        -	                        -

	Net Loss	                               $  (3,505,212)	         $   (138,019)

Loss per Share
	Basic	$                                          (.09)	         $        -
	Diluted	$                                        (.09)	         $        -



SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FDN, Inc. and subsidiaries
Consolidated Statement of Changes in Stockholders' Equity
For The Period From Inception, August 5, 1998 Through December 31, 1998 and the Year Ended December 31, 1999

                                        Captial in
 	                   Shares:            Excess of                 Total
                     par value Common   Par Value   Accumulated   Stockholders
                      .001 	    Stock	               Debt         Equity(Def.)
                    ---------  -------- ----------  ------------  -----------
Balance, Date of
 Inception,
 August 5, 1998       - 	        $  - 	    $  - 	    $  - 	      $   -
Retroactive issuance
 of stock to
 founders, adjusted
 for
 recapitalization
 (note 1)	           32,881,409    32,881   30,969       - 	           63,850

Net Loss for 1998     -             - 	        - 	    (138,019)	     (138,019)

Balance,
 December 31, 1998	  32,881,409    32,881   30,969 	  (138,019)	      (74,169)

Shares issued in
 connection with
 reverse merger
 (note 1)	            6,380,326     6,380   (6,380)	      -                -

Liabilities assumed
 as a result of
 reverse merger
 (note 1)	              -             - 	      -      (902,273)	     (902,273)

Net Loss for 1999	      - 	           - 	      -    (3,505,212)	   (3,505,212)

Balance,
 December 31, 1999	  39,261,735     39,26	   24,589 (4,545,504)	   (4,481,654)




SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FDN, Inc. and subsidiaries
Consolidated Statements of Cash Flows
For The Period From Inception, August 5, 1998 Through December 31, 1998 and the Year Ended December 31, 1999

                                             							1999	             1998
CASH FLOWS FROM OPERATING ACTIVITIES
	Net loss				                                 $ (3,505,212)	    $   (138,019)
	Adjustments to reconcile net loss to net
    cash utilized by operating activities:
	Depreciation and amortization				                 155,436 	             898
	Bad debt expense				                               13,919 	             -
	Changes in operating assets and
    liabilities:
	Accounts receivable			 	                         (108,748)	          (1,000)
	Accounts receivable - factor				                  423,593 	             -
	Prepaid expenses				                              (43,547)	          (2,045)
	Other assets				                                   (5,000)	             -
	Accounts payable and accrued expenses			          701,304 	         119,004

NET CASH FLOWS UTILIZED BY
  OPERATING ACTIVITIES	                         (2,368,255)	         (21,162)

CASH FLOWS FROM INVESTING ACTIVITIES
	Purchase of property and equipment           				(462,970)         	(31,444)
	Purchase of assets out of bankruptcy         				(198,603)	             -
	Loans made to affiliates				                     (107,201)         	(10,787)

NET CASH FLOWS UTILIZED BY
  INVESTING ACTIVITIES 	                         	(768,774)         	(42,231)

CASH FLOWS FROM FINANCING ACTIVITIES
	Net loan from shareholder		                      		40,398              	-
	Net proceeds from factor			                       	93,055              	-
	Proceeds from promissory notes			              	3,425,633              	-
	Payments on promissory notes			                 	(279,576)             	-
	Payments on capital lease obligation          				(62,456)	             -
	Sale of stock				                                    -	              63,850

NET CASH FLOWS FROM FINANCING ACTIVITIES			      3,217,054 	          63,850

NET CHANGE IN CASH AND CASH EQUIVALENTS		           80,025 	             457

CASH AND CASH EQUIVALENTS AT
  BEGINNING OF PERIOD                           		     457 	              0

CASH AND CASH EQUIVALENTS AT END
  OF PERIOD	                               		    $  80,482 	       $    457

SUPPLEMENTAL CASH FLOW INFORMATION
	Income taxes paid				                            $    -	            $    -
	Interest paid				                                 129,067 	              -



SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENT

FDN, Inc. and subsidiaries
Consolidated Statements of Cash Flows (continued)
For The Period From Inception, August 5, 1998 Through December 31, 1998 and the Year Ended December 31, 1999

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING
AND FINANCING ACTIVITIES

During 1999, the Company entered into a capital lease for telephone switching equipment and related software aggregating $561,817.

In July of 1999, the Company purchased substantially all the assets of American Telecommunications Enterprises, Inc. for $4,000,000; $200,000 at closing and a $3,800,000 promissory note, payable over 5 years. The assets recorded have been presented net of related debt.

The Company also acquired assets held for resale (see Note 7) with a value of $385,000 from American Telecommunications Enterprises, Inc.


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FDN, Inc. and subsidiaries
Notes to Consolidated Financial Statements
December 31, 1999 and 1998

NOTE 1:  DESCRIPTION OF BUSINESS, ORGANIZATION
AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

FDN, Inc., the Company, (formerly Ultrafit Centers, Inc.) was incorporated in the State of Colorado on May 27, 1987. After being administratively dissolved on November 1, 1997 by the Colorado Secretary of State the Company was reinstated and a certificate of good standing was issued on February 18, 1999. In anticipation of the reverse acquisition with FON Digital Network, Inc. (a Florida corporation) discussed below, the Company officially changed its name to FDN, Inc. on February 18, 1999. Before the reverse acquisition, FDN, Inc (formerly Ultrafit Centers, Inc.) had operated a series of geriatric rehabilitation facilities. Prior to December 31, 1999 FDN, Inc. ceased operating these facilities and had in fact divested themselves of all assets related to the rehabilitation business.

FDN Inc., through its subsidiaries, is an emerging provider of advanced, integrated telecommunications services primarily to residential and small business customers. The Company offers local, long-distance, prepaid and operated assisted telephone services integrated with enhanced communications features. The Company is broadening its business strategy as an Integrated Communications Provider (ICP), providing broadband data, voice and video telecommunications services primarily throughout the United States and terminating internationally. Additionally, products offered are: traditional 1 plus, 0 plus (operator assisted), travel card, toll free 800 service, Voice over Internet (VoIP), and Internet Service Provider (ISP).

FON Digital Network, Inc "FON" was incorporated on August 5, 1998 in the state of Florida. On February 23, 1999, the FON shareholders agreed to exchange all their shares of common stock for 32,881,409 shares of FDN, Inc. in a transaction reflected as a reverse acquisition. FDN, Inc. remains the legal acquirer, although FON is considered the accounting acquirer, and as such, the financial statements, present the results of operations for the accounting acquirer, FON. The only historical information of FDN (Ultrafit Centers, Inc.) presented is the outstanding liabilities and related deficit at December 31, 1999.

Due to certain misrepresentations by the former directors of Ultrafit Centers, Inc. (see note 16(B)(i)), modifications to the terms of the original merger agreement were made concerning the share exchange ratio. FDN's management team did not take control of FDN, Inc.'s (Ultrafit Centers, Inc.) operations until October 1999.

On July 15, 1999, FON purchased substantially all the assets of American Telecommunications Enterprises, Inc., out of bankruptcy (See note 12B).
The acquisition was accounted for under the purchase method of accounting and as such, the financial statements include the operations from the date of acquisition. American Tel Enterprises, Inc. (TEL) was incorporated in the State of Florida on July 1, 1999 to effectuate this transaction.

Pro forma Information

The following unaudited pro forma consolidated income statement data presents the consolidated results of operations of the Company had the transactions involving American Telecommunications Enterprises, Inc. occurred at the beginning of the years presented:

FDN, Inc. and subsidiaries
Notes to Consolidated Financial Statements
December 31, 1999 and 1998

NOTE 1: DESCRIPTION OF BUSINESS, ORGANIZATION
AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(CONTINUED)

                                                    Period Ended December 31,
							                                                1999	      		1998
Net sales                                 						 $ 2,877,838	 	   $ 5,364,738
Net income (loss)					                            (4,401,749)	         67,701
Basic earnings per share				                               (.11) 		      -
Diluted earnings per share				                             (.11)	 	      -

The above pro forma information does not purport to be indicative of
what would have occurred 	had the acquisition been made as of such date or
of the results which may occur in the future.

The stockholders' equity section of the accompanying financial statements has been retroactively restated to account for the recapitalization as a result of the reverse acquisition.

The Company's financial statements are prepared in accordance with generally accepted accounting principles ("GAAP"). Those principles considered particularly significant are detailed below. GAAP requires management to make estimates and assumptions affecting the reported amounts of assets, liabilities, revenues and expenses. While actual results may differ from these estimates, management does not expect the variances, if any, to have a material effect on the Consolidated Financial Statements.

Basis of Consolidation and Presentation

The Consolidated Financial Statements include the accounts of the Company and its wholly owned subsidiaries, FON Digital Network, Inc., and American Tel Enterprises, Inc. All material intercompany balances and transactions have been eliminated in consolidation.

Fixed Assets

Fixed assets are reflected at cost. Depreciation of computer software, computer equipment, furniture & fixtures and vehicles is provided on the straight-line method over the useful lives of the respective assets, ranging from 5-7 years. Amortization of leasehold improvements is provided using the straight-line method over the term of the related lease. Maintenance and repairs are charged to expense as incurred, major renewals and betterments are capitalized.

Excess of Cost over Fair market Value of Net Assets Acquired (Goodwill) and Other Intangible Assets

The excess of cost over the fair value of net assets acquired, resulting from the purchase of the assets of American Telecommunications
Enterprises, Inc., are being amortized over 15 years using the straight-line method. The Company periodically reviews the value of the excess of cost over the fair value of net assets acquired to determine if impairment has occurred. As part of this review the Company measures the estimated future operating cash flows of the acquired business and compares that with the carrying value of the asset. Other intangibles include FCC licenses and customer lists also acquired from American Tel Enterprises, Inc. These intangibles are also being amortized over a fifteen-year period.

FDN, Inc. and subsidiaries
Notes to Consolidated Financial Statements
December 31, 1999 and 1998

NOTE 1: DESCRIPTION OF BUSINESS, ORGANIZATION
AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(CONTINUED)

Income Taxes

The Company has elected to file a consolidated federal income tax return with its subsidiaries from their date of acquisition/formation. The Company utilizes Financial Accounting Standards Board Statement No. 109,
"Accounting for income taxes" ("SFAS 109"). SFAS 109 requires recognition of deferred tax liabilities and assets for expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the difference is expected to reverse. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. (See note 15)

Earnings per Share

The Company adopted Financial Accounting Standards Board Statement No. 128,"Earnings Per Share" ("SFAS 128") which requires the presentation of "basic" and "diluted" earnings per share on the face of the statement of operations. Basic earnings per common share are computed by dividing net income by the weighted average, during each period, of the number of common shares outstanding and for diluted earnings per share also common equivalent shares outstanding.

The following average shares were used for the computation of basic and diluted earnings per share:

                                                   Year ending December 31
                                                    1999		          1998
Basic							                                   38,335,286		       32,881,409
Diluted                                						  38,335,286		       32,881,409

Statement of Cash Flows

For the purpose of the statements of cash flows, the Company considers all investments purchased with an original maturity of three months or less to be cash equivalents.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and accounts receivable. The Company maintains substantially all its cash balances in a limited number of financial institutions. The balances are insured by the Federal
Deposit Insurance Corporation up to $100,000. The Company performs periodic reviews of the relative credit rating of its banks to lower its risk. The Company believes that concentration with regards to accounts receivable is limited due to its large customer base.

FDN, Inc. and subsidiaries
Notes to Consolidated Financial Statements
December 31, 1999 and 1998

NOTE 1: DESCRIPTION OF BUSINESS, ORGANIZATION
AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(CONTINUED)

Statement of Comprehensive Income

SFAS 130 Reporting Comprehensive Income is effective for years beginning after December 15, 1997. This statement prescribes standards for reporting other comprehensive income and its components. Since the Company currently does not have any items of other comprehensive income, a statement of comprehensive income is not yet required.

Statement of Operating Segments

SFAS 131 Disclosures about Segments of an Enterprise and Related Information has been adopted by the Company. This statement establishes standards for the reporting of information about operating segments in annual and interim financial statements. Since the Company currently believes they are operating in only one identifiable segment no further disclosure is currently provided.

NOTE 2:  OPERATING RESULTS AND MANAGEMENT'S PLANS

The accompanying financial statements reflect significant operating losses and a large accumulated deficit, as well as negative working capital and negative cash flows from operations. At December 31, 1999, the Company was also in default on certain promissory notes and had delinquent payroll tax liabilities resulting from the Ultrafit acquisition.

Management has taken an aggressive proactive approach to reversing these negative trends, including the purchase of the assets of American
Telecommunications Enterprises, Inc, as well as successfully negotiating the partial conversion of certain notes to equity and either paying or extending the balance of the notes.

Subsequent to the balance sheet date and through March 31, 2000, the Company has converted approximately $1.8 million of the promissory notes and related accrued interest (see Note 12 (A)) to equity, and has raised an additional $2.3 million in equity financing. Management is also in discussions and has received best efforts term sheets for significant additional potential equity financing. The Company believes it has solidified its relationships with its telecommunications providers and has established new relationships in an attempt to better provide services to its existing and potential client base. Management is confident that the Company will continue to provide sufficient funds for operations from equity and/or financing sources, until they achieve profitability.

FDN, Inc. and subsidiaries
Notes to Consolidated Financial Statements
December 31, 1999 and 1998

NOTE 3:  PROPERTY AND EQUIPMENT

Property and Equipment are summarized below:

  							                                           		       December 31,
                                                       1999              1998
Telephone switching and office equipment         $   483,385		       $     -
Computer equipment and software				                  382,160	         		3,157
Vehicles						                                       106,045		         	   -
Leasehold improvements					                          142,141		         28,287
                                                 -------------      ----------
								                                           1,113,731		         31,444
Less: accumulated depreciation			               	    (58,587)       			  (898)
							                                          $ 1,055,144		       $ 30,546

Depreciation expense for the years ended December 31, 1999 and 1998 aggregated $57,689 and $898, respectively.

NOTE 4:  INTANGIBLE ASSETS

In connection with the purchase of substantially all the assets of American Telecommunications Enterprise, Inc. out of bankruptcy (see note 1) the Company acquired various customer lists and FCC licenses. In addition, the purchase price of $4,000,000 exceeded the assets acquired by $1,066,818. All intangible assets are being amortized over a fifteen-year life.

Intangible assets at December 31, 1999 are summarized below:

Customer List						               $   650,000
Licenses (FCC)						                1,500,000
Goodwill							                     1,066,818
                                  -------------
								                            3,216,818
Less: accumulated amortization				    (97,747)
                                  -------------
                                    3,119,071

Amortization expense for the years ended December 31, 1999 and 1998 amounted to $97,747 and $0, respectively.

NOTE 5:  ACCOUNTS RECEIVABLE - AFFILIATES

At December 31, 1999, the Company had receivables from three shareholders totaling $108,201. Subsequent to the year-end, $74,000 owed by one of the shareholders was repaid. The Company anticipates collecting the remaining $34,201 later in the year 2000. These receivables are unsecured and non-interest bearing.

FDN, Inc. and subsidiaries
Notes to Consolidated Financial Statements
December 31, 1999 and 1998

NOTE 6:  ACCOUNTS RECEIVABLE - FACTORED

The Company through its subsidiary, American Tel Enterprises, Inc., factors certain of its accounts receivable with a company which also performs certain billing and reporting functions for the subsidiary. The factor advances cash of 50% of eligible accounts receivable to the Company with a maximum advance of $300,000. The factor then takes responsibility for collection of these receivables though the ultimate obligation remains with the Company. Fees of 4% per annum above the prime-lending rate as denoted in the Wall Street Journal are charged against the outstanding advances. At December 31, 1999, factored accounts receivable were $186,110 with an outstanding advance of $93,055. The Company has reflected an allowance for doubtful accounts of approximately $37,000 against the gross receivable at the balance sheet date.

NOTE 7:  ASSETS HELD FOR RESALE

In August of 1999, in connection with the purchase of the assets of American Telecommunication Enterprises, Inc., the Company entered into a separate agreement for the purchase of 97 Automated Teller Machines (ATMS). The initial purchase price was for $500,000, but in February of 2000, it was reduced by the bankruptcy court to $385,000, which has been reflected retroactively to December 31, 1999. Payment terms call for four equal monthly installment payments of $50,000 each starting in March 2000 and a balloon payment of $185,000 due by July 1, 2000. If the Company defaults on this payment schedule, the purchase price reverts back to the initial $500,000.

The Company has no plans to utilize these assets and is currently finalizing their sale. Accordingly, the Company has recorded the ATMS as assets held for resale and has not taken depreciation against these assets.

NOTE 8:  LOAN PAYABLE - AFFILIATE

During the early stages of FON's existence, the then acting President helped fund certain expenses of the Company either personally or through another entity that he owns. The amounts due this former president and current shareholder at December 31, 1999 and 1998 were $145,809 and $111,664, respectively. The amounts are payable on demand. Promissory notes exist to the extent of $27,665 of the December 31, 1999 balance, calling for interest beginning in the year 2000 at 12% per annum.

NOTE 9:  NOTE PAYABLE - BANK

Included in the liabilities assumed from Ultrafit was $212,000 payable to Banc of America (formerly Nations Bank). This note, which is in default, had been secured by 125,000 shares of FDN, Inc. (formerly Ultrafit shares), owned by the former President of Ultrafit. Subsequently, the former President reported these shares lost and asked the transfer agent for FDN, Inc. to issue replacement shares. New management of the Company, being unaware of the fact that the original shares were now in possession of the bank as collateral, authorized the issuance of replacement shares and the bank-held shares were cancelled. To date the Bank has taken no legal action against the former Ultrafit President and is holding the Company liable. The Company has begun settlement negotiations with the bank's representatives and plans to legally pursue any claims it may have against the former Ultrafit President.

FDN, Inc. and subsidiaries
Notes to Consolidated Financial Statements
December 31, 1999 and 1998

NOTE 10:  LOAN PAYABLE - SHAREHOLDER

During 1999 and 1998 a significant shareholder of FON and persons and/or entities affiliated with her, helped fund the operations of the Company. There were extensive amounts paid on behalf of the Company by this shareholder and her affiliates. At December 31, 1999, the Company has repaid the majority of these advances.

Amounts owed to this shareholder and/or her affiliates aggregated $29,611 at December 31, 1999.

NOTE 11:  PAYROLL TAXES PAYABLE

As mentioned in Note 1, the Company assumed certain liabilities from the Ultrafit entity. One such liability is an accumulated amount for unpaid payroll taxes. Based upon documentation available, the assumed liability has been reflected at December 31, 1999 as $192,000. Significant additional amounts for penalties and interest may continue to accrue until these liabilities are satisfied.

NOTE 12:  LONG-TERM DEBT

(A) PROMISSORY NOTES

Over a period of several months commencing in March 1999, the Company entered into a series of promissory note agreements with numerous investors. The outstanding principal and accrued interest under these notes were due and payable in full, 9 months from the date of issue. The promissory notes bear interest at either 11% per annum, with monthly interest payments, or in some cases, 12% per annum with the interest accrued to maturity. At
December 31, 1999 the promissory note obligations amounted to $3,265,622.

As the due dates of the notes approached, the Company entered into agreements with some of the promissory note holders, which provided for an extension of the due date, in consideration for the Company securing the promissory notes with collateral, that being common stock owned by a significant shareholder of the Company. Approximately $2,424,533 of the notes became due during December 1999.

As the notes became due, demand for payment was presented by the promissory note holders either directly or through their authorized representatives. In some cases, the Company made full payment and settled the promissory notes. In other cases, the Company defaulted on the promissory notes. In the cases where the Company defaulted on the promissory notes, the majority of the note holders elected to accept the stock, previously issued as collateral, in full and complete satisfaction of the notes and accrued interest thereon. The notes that were converted to equity ($1,771,331), subsequent to the balance sheet, date have been retroactively reclassified as part of long-term debt at December 31, 1999. The remaining promissory note obligations due at December 31, 1999 have been reduced to $695,991 as of March 31, 2000.
The summary of the promissory notes is as follows:

FDN, Inc. and subsidiaries
Notes to Consolidated Financial Statements
December 31, 1999 and 1998

NOTE 12:  LONG-TERM DEBT (CONTINUED)

(A) PROMISSORY NOTES (CONTINUED)
Promissory Notes outstanding as at December 31, 1999			           $ 3,265,622
Less: Promissory notes paid                               							    (798,300)
Less: Notes converted to common stock			 			                       (1,771,331)
Balance of notes payable as at March 31, 2000				                  $  695,991

Shares issued upon conversion of $1,771,331 of notes          				  2,735,725

(B) NON-INTEREST BEARING NOTE

As discussed in note 1, in July 1999, FON purchased substantially all the assets of American Telecommunications Enterprises Inc. for $4,000,000; $200,000 in cash and a $3,800,000 non-interest bearing promissory note for the balance.

The payments of long-term debt under this note as of the year ended
December 31 are as follows:
2000					                			            $   150,000
2001                                        350,000
2002                                        400,000
2003                                        500,000
2004                                      2,400,000
                                        -------------
                                         $3,800,000

Due to the fact that the assets were purchased out of bankruptcy, several vendors who do business with the newly formed American Tel were owed monies by the bankrupt entity. These vendors refused to perform services for the new entity unless their old obligations were satisfied. To that end, the Company paid $119,576 of the bankrupt company's expenses. The trustee to the bankruptcy has stated that he will allow the Company to apply these payments against the $3,800,000 payable although it has not been determined as of the report date as to how such offsets will be applied.
As a result the Company has presented the net amount of $3,680,435 on the balance sheet.

A summary of the short-term and long-term portion of (A) and (B) above is as follows:

						                                Promissory  		Non-interest 		  Total
                                        notes			    bearing debt
                                      -----------  -------------   ----------
Short-term					                      $ 1,494,291		   $ 150,000 	   $1,644,291
Long-term					                         1,771,331		   3,530,435      5,301,766

FDN, Inc. and subsidiaries
Notes to Consolidated Financial Statements
December 31, 1999 and 1998

NOTE 13: OBLIGATIONS UNDER CAPITAL LEASES

During December 1999, the Company entered into a capital lease for Excel switching equipment with Banc of America Vender Finance, Inc. The obligation under the capital lease is recorded at the lower of the present value of the minimum lease payments or the fair value of the assets. The lease calls for monthly payments of $11,116, including interest. The remaining minimum future lease payments under this capital lease as of December 31, 1999 and for each of the remaining years and in the aggregate are as follows:

Year ending December 31
2000			                         					         $ 133,392
2001									                                   133,392
2002 									                                  133,392
2003 									                                  133,392
2004									                                   122,276
Total minimum lease payments	  			 	            655,844
Less amount representing interest			           (156,482)
Total obligations under capital lease           499,362
Current portion							                          (80,183)
Obligations under capital lease,
  net of current portion		                    $ 419,179

The interest rate on this capital lease is 12% per annum

NOTE 14:  SALE OF "ULTRAFIT" ASSETS

On or about December 31, 1999, FDN, Inc. entered into an agreement to sell all of the existing fixed assets of several of the former Ultrafit centers to an unrelated third party. As payment for the assets, the purchaser agreed to assume certain liabilities associated with the Ultrafit centers. As discussed in Note 1, these financial statements do not reflect the operations of the Ultrafit centers and accordingly no gain or loss on the disposal has been reflected in these financial statements.

NOTE 15: INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes using the enacted tax rates in effect in the years in which the differences are expected to reverse. The Company has had significant operating losses since inception, which result in net operating loss carry forwards of approximately
$3,643,231 to be used over a 20-year period from the originating year of the respective losses and a deferred tax asset of $1,238,699. Since it is not "more likely than not" that the Company will be able to generate income to utilize these loss carry forwards, a valuation allowance has been established equal to 100% of the deferred tax asset resulting from the operating loss.

FDN, Inc. and subsidiaries
Notes to Consolidated Financial Statements
December 31, 1999 and 1998

NOTE 16:  COMMITMENTS AND CONTINGENCIES

A) OPERATING LEASES

The Company's headquarters are located in Winter Park, Florida.
The Company is leasing approximately 3,900 square feet of administrative office space on a month-to-month basis at a rate of $5,500 per month. In the near future, the Company anticipates looking for new office space to accommodate its growth.

During December 1999, the Company entered into a new five-year lease for approximately 4,400 square feet of office space for American Tel Enterprises Inc. located in Liverpool, New York. This lease calls for escalating rental payments for each lease year.

On January 21, 2000, the Company entered into a three-year lease in New York City for a co-location center to house their Excel Tandem Switching Platform at a rate of $1,600 per month

The approximate minimum future lease payments required under operating leases that have initial or remaining non-cancelable lease terms in excess of one year as of December 31, 1999 are as follows for the next five years:

Year ending December 31
2000	     						                        $   122,796
2001   								                             146,800
2002   								                             151,200
2003   								                             155,600
2004                                        165,000

Rent expense for the periods ended December 31, 1999 and 1998 were $88,376 and $27,500, respectively.

(B) LEGAL PROCEEDINGS

The Company and its subsidiaries are party to several pending and/or threatened litigation matters:

(i) FON Digital Network, Inc. vs. Wendell A. Porth et al

FON has brought an action against several officers and directors of Ultrafit Centers, Inc., alleging fraudulent inducement into the Merger agreement between the two entities. (see Note 1) The Company is at a minimum, attempting to recover certain shares of common stock held by these individuals. On March 21, 2000, at trial in the Judicial District Court in Bexar County, Texas, the Company was successful in the recovery of a substantial number of shares of common stock held by 2 individuals and the Company has filed an appeal and motion for a new trial against another individual, the outcome of which is uncertain.

FDN, Inc. and subsidiaries
Notes to Consolidated Financial Statements
December 31, 1999 and 1998

NOTE 16:  COMMITMENTS AND CONTINGENCIES (CONTINUED)

(B) LEGAL PROCEEDINGS (CONTINUED)

(ii) David Stever vs. American Tel Enterprise, Inc.

Mr. Stever, a former independent contractor for American Tel, filed a charge of discrimination with the United States Equal Opportunity Commission and the New York State Division of Human Rights, alleging termination on the basis of age, sex and disability. The Company and its subsidiary intend to vigorously defend this action. The Company's attorney is unable to determine the likelihood of an unfavorable outcome of this case however feels it appears unlikely that his claim has any merit. No formal suit has yet been filed.

(iii) FON Digital Network, Inc. vs. State of Florida

A legal matter arose from an inquiry by the State of Florida Comptroller about a broker used by FDN, Inc. for funding the company. The State of Florida received complaints about the broker in an unrelated matter and sought information concerning the broker's activities in funding matters in addition to the matter which was being investigated by the State of Florida.

The State of Florida requested information form FDN, Inc. to review the actions of the broker. FDN, Inc. was not the subject of the investigation, but rather a third party who objected to the release of information regarding its private investors. FDN, Inc., for the benefit of the privacy interests of its private investors, filed for a protective order against the inquires of the State absent an agreement for the protection of the privacy interests of the investors.

FDN, Inc. reached an agreement with the State of Florida regarding the privacy issue and thereafter complied with the State of Florida's request while protecting the privacy interest of its investors. FDN, Inc., satisfied the State of Florida that its funding measures through the use of the subject broker and other brokers, complied with applicable State regulations. The State of Florida thereafter discontinued its inquiries regarding FDN, Inc.
As of December 31, 1999, FDN, Inc. does not have specific knowledge of the status of the investigation of the broker who was the subject of the investigation giving rise to the state inquiries.

(iv) Litigation with regard to Ultrafit Centers, Inc.

As previously discussed in Note 1, the Company assumed certain liabilities of Ultrafit Centers, Inc. The recorded value of many of these liabilities was derived based upon subsequent settlements as described below:

FDN, Inc. and subsidiaries
Notes to Consolidated Financial Statements
December 31, 1999 and 1998

NOTE 16:  COMMITMENTS AND CONTINGENCIES
(CONTINUED)

(B) LEGAL PROCEEDINGS (CONTINUED)

(a) HEB Retirement and Investment Plan Trust vs. Ultrafit
 Centers, Inc., FON Digital Network, Inc. and FDN, Inc.

Ultrafit Centers, Inc. had entered into a ten-year lease for rental space with HEB. Based upon a breach of contract associated with that lease, HEB filed suit against Ultrafit.
The case was settled for $200,000 and paid in April 2000. At December 31, 1999 the $200,000 liability is presented as part of accounts payable.

(b) Global Commercial Finance Company vs. Ultrafit

Ultrafit Centers, Inc., secured a $90,000 working capital loan secured by accounts receivable and corporate guarantees, from Global Comercial Finance Company (herinafter Global). In
March of 1999, Global brought suit in Federal Court based on the cause of action of breach of contract against Ultrafit
Centers, Inc., Wendell Porth, and Michael Panzarella, jointly and severally. A default judgment was taken by Global against Ultrafit Centers, Inc., and Wendell Porth. In execution of the judgment, Global secured a writ of garnishment against certain free trading shares of stock in FDN, Inc. held in the name of Wendell Porth. Management entered into a settlement agreement for $103,000 payable to Global, thereby repurchasing said shares and the judgment was released. No further litigation is expected. The $103,000 settlement amount has been recorded as part of accounts payable at December 31, 1999 and was subsequently paid in March 2000.

(c) Dr. Phillip Minton vs. Ultrafit Centers, Inc.

Dr. Phillip Minton (hereinafter "Minton") brought suit in a Texas court based upon the Company's refusal to honor an alleged employment agreement.  Management entered into an out-of-court settlement with
Minton on or about the 1st of February 2000. The settlement called for 50,000 shares of free trading stock in FDN, Inc., owned by a significant shareholder, currently held in trust by the Law Office of Barbara M. Riddle, PLLC for the benefit of Minton to be sold and Minton to receive
the proceeds.  To date, the shares have not yet been sold.   A liability of
$65,000 (50,000 shares at December 31, 1999, market value of $1.25 per share) has been recorded as accounts payable at December 31, 1999.

NOTE 17:  SUBSEQUENT EVENTS

(A) PRIVATE PLACEMENT

Commencing on January 13, 2000, the Company undertook to issue securities in a Private Placement exempt from the Registration provisions of the Securities Act of 1933 in reliance upon Sections 3(a) and 4(2) and Rule 504 of Regulation D. Pursuant to this offering the Company raised $1,000,000 and issued 1,441,174 shares of the Company's common stock to two investors over a period of 45 days.

FDN, Inc. and subsidiaries
Notes to Consolidated Financial Statements
December 31, 1999 and 1998

NOTE 17:  SUBSEQUENT EVENTS  (CONTINUED)

(B) MERGER WITH 12G-3(A) CORPORATION

The Company entered into an exchange agreement with Mercury Capital Corporation, a Colorado corporation, whereas all the outstanding shares of common stock of Mercury Capital (4,000,000) were exchanged for 1,250,000 shares of common stock of the Company. This transaction, in which the Company acquired 100% of the issued and outstanding common stock of Mercury, also enabled the Company to become the parent corporation of Mercury. Management believes that this transaction will allow the Company to achieve full reporting status to satisfy the NASD eligibility and listing requirements.

In March 2000, in connection with the exchange agreement with Mercury Capital, the Company paid a consulting firm owned by a shareholder of Mercury Capital a fee of $100,000. The Company also executed a promissory note for an additional $100,000 payable to the consulting firm on or before July 1, 2000. As part of this transaction the Company shall issue 250,000 shares of its common stock to the consulting firm, subject to registration by the Company on a Form S-8 registration statement.

(C) STANDBY LETTERS OF CREDIT

In February 2000, the Company obtained a $126,000 standby letter of credit from the Bank of The James, maturing in February 2001, to be used if necessary in favor of Teligent Inc., a telecommunications vendor of the Company. Collateral for this letter of credit are certificates of deposit of an affiliate of a board member of the Company.

In April 2000, a member of the Board of Directors obtained a $125,000 letter of credit from Wachovia Bank, on behalf of the Company, expiring in June 2001. The beneficiary of the letter of credit is Qwest Communications Corporation, a telecommunications provider for the Company. The Board member has pledged a portion of his personal assets as collateral.

In addition, also in April 2000, a significant shareholder of the Company obtained a $100,000 irrevocable letter of credit from Peoples First Community Bank, on behalf of the Company, expiring in April 2001, in favor of Com
Tech International Corp. Com Tech is a telecommunications provider to the Company. Personal funds of the shareholder are being used as collateral.

(D) SUBSEQUENT STOCK ISSUANCES

In March 2000 the Company raised additional funds in the amount of $1,300,000 and in connection therewith issued 1,397,852 common shares to one individual investor.

In March 2000, the Company replaced stock of a significant shareholder that had been issued as collateral and subsequently assumed by the promissory note holders, to that shareholder including a 5% premium in the form of additional shares. This amounted to 3,000,000 shares of common stock
(see Note 12A).

FDN, Inc. and subsidiaries
Notes to Consolidated Financial Statements
December 31, 1999 and 1998

NOTE 17:  SUBSEQUENT EVENTS  (CONTINUED)

(E)  CHANGE OF COMPANY NAME

On March 21, 2000, a subsidiary of the Company, FON Digital
Network, Inc. (A Florida corporation) amended its articles of incorporation to change its name to ClearPoint Communications, Inc.

See also, notes 5, 12, and 16 for other subsequent events.